Exhibit 99.41

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

DECLARATION OF TRUST OF

CITIGROUP CAPITAL XVIII

Dated as of June 29, 2009

Amendment to Amended and Restated

Declaration of Trust, dated as of June 28, 2007

AMENDMENT NO. 1, dated as of June 29, 2009 (the “Amendment”), to the Amended and Restated Declaration of Trust of CITIGROUP CAPITAL XVIII (the “Trust”), dated as of June 28, 2007 (as amended, the “Declaration”), by and among the Regular Trustees signatory thereto, BNY MELLON TRUST OF DELAWARE, a Delaware banking corporation (the “Delaware Trustee”), THE BANK OF NEW YORK MELLON, a New York banking corporation (the “Institutional Trustee”), CITIGROUP INC., a Delaware corporation (the “Sponsor”), and by the holders, from time to time, of undivided beneficial interests in the assets of the Trust to be issued pursuant to the Declaration. Capitalized terms used but not defined herein shall have the meanings ascribed thereto under the Declaration.

WHEREAS, pursuant to Section 12.1(a) of the Declaration, the Sponsor and the Trustees may enter into a written instrument in order to amend the Declaration; and

WHEREAS, the Sponsor desires and hereby directs the Trustees to enter into this Amendment to amend certain provisions of the Declaration as provided herein (collectively, the “Declaration Amendments”); and

WHEREAS, the Declaration Amendments contained herein shall not adversely affect the interests of the Holders in any material respect; and

WHEREAS, the Sponsor has duly authorized the execution and delivery of this Amendment, subject to the terms and conditions described herein; and

WHEREAS, the Sponsor has requested that the Trustees execute and deliver this Amendment, and all requirements necessary to make this Amendment a valid and legally binding instrument in accordance with its terms and the terms of the Declaration have been duly satisfied and authorized in all respects.

NOW, THEREFORE, the Sponsor and the Trustees covenant and agree as follows:

ARTICLE I

Amendments to the Declaration

Section 1.01 Section 1.1 of the Declaration shall be amended to add the following new definitions:

“Exchange” has the meaning set forth in Section 6.2(a).

“Liquidation Amount” means, with respect to Capital Securities or Common Securities, the liquidation amount per Capital Security or Common Security, respectively, as set forth in Annex I hereto.

“Sponsor Affiliated Holder” has the meaning set forth in Section 6.2(a).

Section 1.02 Section 3.8(c)(ii) shall be amended and restated in its entirety so that, as amended and restated, it shall read as follows:

(ii) engage in such ministerial activities as shall be necessary or appropriate to effect the redemption of the Capital Securities and the Common Securities to the extent the Debentures are redeemed or mature and to effect the Exchange of Capital Securities and Common Securities for Debentures to the extent a Sponsor Affiliated Holder elects to effect such Exchange pursuant to Section 6.2 hereof; and.

Section 1.03 Article VI of the Declaration shall be entitled “Distributions; Exchanges” and it shall amended by adding the following as Section 6.2:

SECTION 6.2 Exchanges.

(a) If at any time the Sponsor or any of its Affiliates (in any such case, a “Sponsor Affiliated Holder”) is the Holder of any Capital Securities or is a Capital Security Beneficial Owner, such Sponsor Affiliated Holder shall have the right to deliver to the Institutional Trustee all or such portion of its Capital Securities as it elects and, subject to the terms of the Indenture, receive, in exchange therefor, Debentures having an aggregate principal amount equal to the aggregate Liquidation Amount of the Capital Securities exchanged therefor (such an exchange being referred to herein as an “Exchange”). Such election (i) shall be exercisable, and shall be effective on any Business Day, provided that such Business Day is not a record date or any date falling between a record date and a date on which the related Distribution is payable, by such Sponsor Affiliated Holder delivering to the Institutional Trustee a written notice of such election specifying the aggregate Liquidation Amount of Capital Securities with respect to which such election is being made and the date on which such Exchange shall occur, which date shall be not less than three (3) Business Days after the date of receipt by the Institutional Trustee of such election notice and (ii) shall be conditioned upon such Sponsor Affiliated Holder having delivered or caused to be delivered to the Institutional Trustee or its designee the Capital Securities which are the subject of such election by 10:00 a.m. New York City time, on the date on which such Exchange is to occur. After the Exchange, such Capital Securities shall be cancelled and shall no longer be deemed to be outstanding and all rights of the Sponsor Affiliated Holder with respect to such Capital Securities shall cease. So long as the Capital Securities are in book-entry-only form, the delivery and the cancellation of the Capital Securities pursuant to this Section 6.2 shall be made in accordance with the customary procedures for the Clearing Agency for the Capital Securities.

(b) In the case of an Exchange described in Section 6.2(a), the Trust shall, at the written request of the Sponsor, on the date of such Exchange, exchange Debentures having a principal amount equal to a proportional amount of the aggregate Liquidation Amount of the outstanding Common Securities, such proportional amount determined by multiplying the aggregate Liquidation Amount of the outstanding Common Securities by the ratio of the aggregate Liquidation Amount of the Capital Securities exchanged pursuant to Section 6.2(a) to the aggregate Liquidation Amount of the Capital Securities outstanding immediately prior to such Exchange, for such proportional amount of Common Securities held by the Sponsor (which contemporaneously shall be cancelled and no longer be deemed to be outstanding); provided, that the Sponsor delivers or causes to be delivered to the Institutional Trustee or its designee the required amount of Common Securities to be exchanged by 10:00 a.m., New York City time, on the date on which such Exchange is to occur.

Section 1.04 Section 8.1(a) of the Declaration shall be amended by inserting the following subsection as a new subsection (v) after the current subsection (iv) and before the current subsection (vi):

(v) subject to obtaining any required regulatory approval, upon the Exchange of all of the then-outstanding Capital Securities pursuant to Section 6.2;

ARTICLE II

Amendments to Annex I to Declaration

Section 2.01 Section 2 of Annex I to the Declaration shall be amended by amending and restating paragraph 2(c) thereof in its entirety so that, as amended and restated, it shall read as follows:

(c) If the Debenture Issuer does not pay all accrued and unpaid interest on the Debentures for a period of five consecutive years or if the Debenture Issuer pays current interest on the Debentures during an Extension Period, it will be subject to the “Alternative Payment Mechanism,” whereby the Debenture Issuer will be obliged to continuously use its commercially reasonable efforts to sell shares of its common stock (including treasury shares) and/or shares of its Preferred Stock (as defined in the Indenture). The Debenture Issuer will notify the Board of Governors of the Federal Reserve Bank and the Federal Reserve Bank of New York, or its successor as the Debenture Issuer’s primary federal banking regulator (collectively, the “Federal Reserve”) (1) of the commencement of any Extension Period, (2) of the fifth anniversary of the commencement of an Extension Period or earlier payment of current interest on the Debentures during an Extension Period and (3) of its intention to sell shares of its common stock, Qualified Warrants (as defined below) and/or Preferred Stock and to apply the net proceeds from such sale to pay deferred interest on the Debentures at least 25 Business Days in advance of the relevant payment date (or such longer period as may be required by the Federal Reserve or by other supervisory action). The Debenture Issuer may pay accrued and unpaid interest on the Debentures on or prior to the next interest payment date using only the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuances) of such sales received by the Debenture Issuer during the 180-day period prior to that interest payment date, except that the Debenture Issuer may pay accrued and unpaid interest on the Debentures with cash from any source (i) upon the maturity of the Debentures, (ii) during the occurrence and continuation of a Supervisory Event (as defined in the Indenture) or (iii) if an Event of Default and Acceleration under the Indenture shall have occurred and be continuing. Corresponding Distributions will be made on the Securities. The Debenture Issuer will be excused from its obligation to use its commercially reasonable efforts to make offers for or effect sales of its common stock or Preferred Stock, and apply the net proceeds of such sale to pay accrued and unpaid interest on the Debentures, if a Supervisory Event or a Market Disruption Event (as defined in the Indenture) shall have occurred and be continuing. The Debenture Issuer will be excused from its obligation to use its commercially reasonable efforts to make offers for or effect sales of its common stock, and apply the net proceeds of such sale to pay accrued and unpaid interest on the Debentures, if, with respect to sales of its common stock, a Common Stock Approval Event (as defined in the Indenture) shall have occurred and be continuing. The Debenture Issuer will be excused from its obligation to use its commercially reasonable efforts to make offers for or effect sales of Preferred Stock, and apply the net proceeds of such sale to pay accrued and unpaid interest on the Debentures, if, with respect to sales of its Preferred Stock, a Preferred Stock Approval Event (as defined in the Indenture) shall have occurred and be continuing. During the occurrence of a Supervisory Event, the Debenture Issuer will, no later than 30 Business Days prior to each interest payment date, notify the Federal Reserve of its intention to both (1) issue or sell shares of common stock and/or Preferred Stock, and (2) to apply the net proceeds from such sale to pay deferred interest on the Debentures, and shall only take any such actions if the Federal Reserve does not disapprove of any such actions within ten (10) Business Days after the Debenture Issuer gives such notice to the Federal Reserve. The obligation of the Debenture Issuer to use commercially reasonable efforts to sell its common stock and/or Preferred Stock and apply the net proceeds of such sale to pay accrued and unpaid interest on the Debentures shall resume at such time as no Market Disruption Event or Supervisory Event exists or is continuing or, with respect to sales of its common stock, at such time as no Common Stock Approval Event exists or is continuing, and, with respect to sales of its Preferred Stock, at such time no Preferred Stock Approval Event exists or is continuing. The Debenture Issuer is not permitted to sell shares of common stock and/or Preferred Stock in excess of an aggregate number of shares of common stock and Preferred Stock which at June 29, 2009 is equal to 55,000,000 shares of common stock and Preferred Stock (the “Share Cap Amount”), for the purpose of satisfying the Alternative Payment Mechanism or otherwise paying deferred interest on the Debentures then outstanding. If the issued and outstanding shares of common stock and Preferred Stock shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, then the Share Cap Amount shall be correspondingly adjusted. The Debenture Issuer shall increase the Share Cap Amount (including through the increase of its authorized share capital, if necessary) to an amount that would allow the Debenture Issuer to raise sufficient proceeds to satisfy its obligations to pay deferred interest in full at the end of the first year of an Extension Period (and on each subsequent anniversary of the end of the first year of an Extension Period to the extent that an Extension Period would last more than one year), if the then-current Share Cap Amount would not allow the Debenture Issuer to raise sufficient proceeds to satisfy its obligations to pay deferred interest (including compounded interest to that date) assuming a price per share of the common stock equal to the average trading price of the Debenture Issuer’s common stock over the ten-trading-day period preceding such date; provided that the Debenture Issuer will not be obligated to increase the Share Cap Amount above 180,000,000 shares. Until the tenth anniversary of the commencement of an Extension Period, a Default will occur if the Debenture Issuer does not increase the Share Cap Amount to an amount that is greater than 55,000,000 shares and when required to do so as described above; provided that no Default will occur if the Debenture Issuer has increased the Share Cap Amount to 180,000,000 shares. The Debenture Issuer will not be obligated to issue common stock or Preferred Stock prior to the fifth anniversary of the commencement of an Extension Period if the gross proceeds of any issuance of common stock, Qualified Warrants or Preferred Stock applied to pay deferred interest on the Debentures pursuant to the Alternative Payment Mechanism, together with the gross proceeds of all prior issuances of common stock, Qualified Warrants and Preferred Stock applied since the commencement of the Extension Period, would exceed an amount equal to 2% of the product of (1) the average of the Current Common Stock Market Prices (as defined in the Indenture) on the 10 consecutive trading days ending on the fourth trading day immediately preceding the date of issuance by the Debenture Issuer of common stock and/or Preferred Stock applied to pay deferred interest on the Debentures pursuant to the Alternative Payment Mechanism and (2) the sum of (A) the total number of issued and outstanding shares of the Debenture Issuer’s common stock as of the date of the Debenture Issuer’s publicly available consolidated financial statements, and (B) the total number of issued and outstanding shares of the Debenture Issuer’s Preferred Stock as of the date of the Debenture Issuer’s publicly available consolidated financial statements (the “APM Maximum Obligation”). Once the Debenture Issuer reaches the APM Maximum Obligation for an Extension Period, the Debenture Issuer will not be obligated to issue more common stock, Qualified Warrants or Preferred Stock in satisfaction of the Alternative Payment Mechanism prior to the fifth anniversary of the commencement of an Extension Period even if the Current Common Stock Market Price, the number of outstanding shares of its common stock or the number of outstanding shares of Preferred Stock subsequently increase. The APM Maximum Obligation will cease to apply following the fifth anniversary of the commencement of an Extension Period, at which point the Debenture Issuer must repay any deferred interest, regardless of the time at which it was deferred, using proceeds from sales of the Debenture Issuer’s common stock, including treasury shares, and/or Preferred Stock, subject to any Market Disruption Event, Supervisory Event, and the Share Cap Amount and, with respect to sales of the Debenture Issuer’s common stock, subject to a Common Stock Approval Event, and, with respect to sales of the Preferred Stock, subject to a Preferred Stock Approval Event. If the APM Maximum Obligation has been reached during an Extension Period and the Debenture Issuer subsequently repays all deferred interest, the APM Maximum Obligation will cease to apply at the termination of such Extension Period and will not apply again unless and until the Debenture Issuer starts a new Extension Period. “Qualified Warrants” means warrants for the Debenture Issuer’s common stock on their date of issuance that (1) have an exercise price greater than the Current Common Stock Market Price of the Debenture Issuer’s common stock, and (2) the Debenture Issuer is not entitled to redeem for cash and the holders are not entitled to require the Debenture Issuer to repurchase for cash in any circumstances.

ARTICLE III

Miscellaneous

Section 3.01 The Trustees accept the Declaration Amendments set forth in this Amendment upon the terms and conditions set forth in the Declaration. The Trustees shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Amendment or the due execution hereof by the Sponsor and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Sponsor.

Section 3.02 The Trustees have no duty to determine or otherwise monitor whether a Common Stock Approval Event, a Preferred Stock Approval Event, a Supervisory Event or Market Disruption Event has occurred or whether any adjustments or actions set forth herein should be made, how they should be made or what they should be. The Trustees shall not be accountable for and make no representation as to the validity or value of any securities or assets issued pursuant to the terms hereof. The Trustees shall not be responsible for the Sponsor’s failure to comply with the amendments set forth herein.

Section 3.03 The Declaration Amendments in this Amendment shall be effective as to, and binding upon the Holders of, all Securities outstanding as of the date hereof, as well as any and all Securities hereafter issued.

Section 3.04 Except as hereby expressly modified, the Declaration is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Amendment shall take effect on the date hereof.

Section 3.05 Upon the effective date of this Amendment, entries in the Declaration’s table of contents and cross-references to provisions in the Declaration that have been amended as a result of the Declaration Amendments shall be deemed amended.

Section 3.06 If any provision of this Amendment, or the application of such provision to any Person or circumstance, shall be held invalid, the remainder of this Amendment, or the application of such provision to Persons or circumstances other than those to which it is held invalid, shall not be affected thereby.

Section 3.07 This Amendment may contain more than one counterpart of the signature page and this Amendment may be executed by the affixing of the signature of each of the Trustees to one of such counterpart signature pages. All of such counterpart signature pages shall be read as though one, and they shall have the same force and effect as though all of the signers had signed a single signature page.

Section 3.08 This Amendment and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware and all rights and remedies shall be governed by such laws without regard to the principles of conflict of laws.

Section 3.09 Headings contained in this Amendment are inserted for convenience of reference only and do not affect the interpretation of this Amendment or any provision hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused these presents to be executed as of the day and year first above written.

/s/ Charles E. Wainhouse
Name:	Charles E. Wainhouse
Title:	Regular Trustee

/s/ Michael Verdeschi
Name:	Michael Verdeschi
Title:	Regular Trustee

BNY MELLON TRUST OF DELAWARE, as Delaware Trustee

By:	/s/ Kristine K. Gullo
Name:	Kristine K. Gullo
Title:	Vice President

THE BANK OF NEW YORK MELLON, as Institutional Trustee

By:	/s/ Timothy Casey
Name:	Timothy Casey
Title:	Assistant Treasurer

CITIGROUP INC., as Sponsor

By:	/s/ Martin A. Waters
Name:	Martin A. Waters
Title:	Assistant Treasurer